Marvin Traub Associates
Overview of Services and Fees

1. Engagement

Nexcen Brands ("the Company") hereby retains Marvin Traub Associates ("MTA") to perform the services outlined in this letter in connection with finding a big box retail partner for Nexcen's Maggie Moo brand.

The objective of the project is to identify, approach and negotiate a deal with a premier US based big box retail chain, so that such a company might joint venture with, or purchase a license from Nexcen, to open Maggie Moo ice cream locations within their stores. Furthermore, the plan would be to develop a line of Maggie Moo branded children's apparel and accessories that would be marketed and sold exclusively at the big box partners' Maggie Moo locations.

MTA's responsibilities would include:

1. Assist in developing the concept and the approach.

2. Assist in developing the marketing materials.

3. Identify the potential partners including but not limited to the following

A) Walmart
B) Target
C) Sears
D) Kohl's

4. Contact the appropriate senior management and assist in negotiation between Nexcen and the retail partners.

Compensation:

The Company will pay MTA a one time retainer fee of $25,000.

Success fee:

A success fee shall be paid to MTA by Nexcen for successfully consummating a partnership with a third party: Should MTA secure a joint venture or license, the success fee would be $100,000.

3. Expenses

All expenses incurred by MTA will be fully reimbursed by the Company. Any expense above $250 would be submitted for approval. All air travel would be business class and hotels 5 star, with prior approval from Nexcen.

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4. Confidential Information.

During the term of this agreement, MTA shall, and shall cause its officers and employees to keep secret and retain in strictest confidence, and shall not use for its benefit or the benefit of others, nor permit its officers or employees to use for their benefit or the benefit of others, any and all confidential information relating to the Company disclosed to MTA in the course of its consultancy including, without limitation, trade secrets, customer lists and other secret or confidential aspects of the Company's business, and MTA shall not disclose such information, nor permit its officers or employees to disclose such information to anyone outside the Company or any of its affiliates, except in the performance by MTA of its services hereunder or as required by law in connection with any judicial or administrative proceeding or inquiry (provided prior written notice thereof is given by MTA to the Company) or with the Company's prior written consent, unless such information is known generally to the public or the trade through sources other than MTA's (or its officers' or employees') unauthorized disclosure.

5. Entire Agreement.

This agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other agreements and understandings with respect thereto, oral or otherwise.

6. Amendment.

No amendment, modification or waiver of this agreement or any of its provisions shall be binding unless made in writing and signed by both parties hereto, except in the case of a waiver or consent, which shall be signed by the party against which enforcement is sought.

MARVIN TRAUB ASSOCIATES, INC.
By: ______________________
Name: Marvin S. Traub
Title: President
Date:

AGREED AND ACCEPTED:
Nexcen Brands.

By: ______________________
Name: Robert D'Loren
Title:
Date: